UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 30, 2009

CENTERPOINT ENERGY, INC.
(Exact name of registrant as specified in its charter)

Texas	1-31447	74-0694415
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1111 Louisiana
Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (713) 207-1111

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.	OTHER EVENTS.
     On April 30, 2009, Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies (“S&P”), issued a report on CenterPoint Energy, Inc. (the “Company”), CenterPoint Energy Houston Electric, LLC (“CenterPoint Houston”) and CenterPoint Energy Resources Corp. (“CERC”). In its report, S&P affirmed the senior long-term debt ratings of the three companies but revised its outlook to negative from stable. S&P also lowered short-term corporate credit and commercial paper program ratings of the Company and CERC to “A-3” from “A-2”. The Company cannot assure you that these ratings will remain in effect for any given period of time or that these ratings will not be lowered or withdrawn entirely. The Company notes that these credit ratings are not recommendations to buy, sell or hold its securities and may be revised or withdrawn at any time. Each rating should be evaluated independently of any other rating. Any future reduction or withdrawal of one or more of the Company’s credit ratings could have a material adverse impact on its ability to obtain short- and long-term financing, the cost of such financing and the execution of its commercial strategies.
     On May 1, 2009, Reliant Energy, Inc. (“RRI”) confirmed the completion of the sale of its Texas retail business to NRG Retail LLC, a subsidiary of NRG Energy, Inc. As a consequence of its acquisition of the RRI retail business, NRG Retail LLC, which the Company understands will continue to make retail electric sales under the “Reliant Energy” brand, is expected to become CenterPoint Houston’s largest customer for retail electric deliveries. In connection with the sale, RRI changed its name to RRI Energy, Inc. and no longer provides service as a retail electric provider in CenterPoint Houston’s service territory. The sale does not alter RRI’s contractual obligations to indemnify the Company and its subsidiaries for certain liabilities, including their indemnification regarding certain litigation, nor does it affect the terms of existing guaranty arrangements for certain RRI gas transportation contracts.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTERPOINT ENERGY, INC.
Date: May 7, 2009	By:	/s/ Rufus S. Scott
Rufus S. Scott
Senior Vice President, Deputy General Counsel and Assistant Corporate Secretary